Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated April 29, 2025 relating to the financial statements of Arrived Debt Fund, LLC, as of and for the year ended December 31, 2024, and as of December 31, 2023 and for the period  from December 21, 2023 (inception) through December 31, 2023.

/s/ Stephano Slack LLC

Wayne, Pennsylvania
November 12, 2025